Exhibit (a)(8)

Form of Email Notice of Amendment to Offer To Exchange and Election Form

Dear Employee,

        In furtherance of the materials distributed in connection with the RADVISION Ltd. Offer to Exchange Share Options, we have made a few amendments to our Offer to Exchange Outstanding Share Options dated November 25, 2008 (the “Offer to Exchange”) and to the Election Form. The amended Offer to Exchange and Election Form were filed with the U.S. Securities and Exchange Commission on December __, 2008 and may be viewed through its website at www.sec.gov.

        The amended Election Form is attached. The only change to the Election Form relates to the deletion of the sentence: “I have read understand and agree to all of the terms and conditions of the offer as set forth in the Offer to Exchange.” Other than that such deletion, no other changes were made to the Election Form.

        If you have already submitted your Election Form, you do not need to resubmit. You will be deemed to have signed the Election Form as amended.

        Please note that the expiration date of the offer to exchange has not changed. The offer to exchange your eligible options will expire at 5:00 p.m., Eastern Daylight Time, on December 24, 2008, unless extended.

        If you have not yet submitted an Election Form and would like to participate in this offer, a properly completed and signed copy of the amended Election Form must be received by fax, e-mail, portable document format (PDF) or by hand delivery on or before 5:00 p.m., Eastern Daylight Time, on December 24, 2008 by:

Dana Maor RADVISION Ltd. 24 Raoul Wallenberg Street Tel Aviv 69719, Israel Fax: +972-3-7679599 Email: repricing@radvision.com

        If you have questions or would like to receive a hard copy of the amended Offer to Exchange, please contact either Adi Sfadia, Chief Financial Officer, at +972-3-7679343 or by e-mail at adis@radvision.com or Rael Kolevsohn, General Counsel, at +972-3-7679394 or by e-mail at rael@radvision.com.

        This notice does not constitute the Offer to Exchange. The full terms of the offer are described in (1) the Offer to Exchange; (2) the memorandum dated November 25, 2008; (3) the election form; and (4) the notice of withdrawal form. You may also access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov.